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                                                                    EXHIBIT 10.1

                      DRAGON MINE LEASE PURCHASE AGREEMENT

         This Lease Purchase Agreement (hereinafter "Agreement") is made this 10th day of July, 2001, by and between Conjecture Silver Mines, Inc., an Idaho corporation, (hereinafter "CSM") with an address of 905 North Pines Road, Suite A, Spokane, WA 99208, and Atlas Mining Company, an Idaho corporation, (hereinafter "Atlas") with an address of P. O. Box 968, 1221 W. Yellowstone Ave., Osburn, ID 83849.

         WHEREAS, CSM owns the Dragon Mine in Juab County, Utah, which consists of real property listed in Exhibit "A" attached hereto and any improvements located thereon; and
         WHEREAS, Atlas desires to lease and to operate and possibly purchase said mine; and
         WHEREAS, CSM is willing to lease and sell said mine to Atlas.

         WHEREFORE, in consideration for the mutual covenants, terms and conditions set forth below, the parties agree as follows:

         1. GRANT: CSM does hereby lease, let and demise to Atlas and its successors and assigns, for the consideration stated below the property listed in Exhibit "A" attached hereto.

         1.1 The purposes for which Atlas may use the premises under this Agreement are for surveying, sampling, investigating, exploring for, prospecting for drilling for, developing, mining by any method (whether or not now known and including, but not limited to, open pit, strip, underground and solution methods), producing, saving, milling, treating, storing, stockpiling, handling and marketing all minerals or any valuable products of any nature whatsoever in, on or under the property including, but not limited to, ore, minerals, concentrates, refined materials and any other product of any process whether or not now known and regardless of the stage of milling, refining, upgrading or other processing title passes to Buyer, together with all Lessor's rights, privileges, water rights, and easements useful for the Lessee's operations hereunder on the Dragon Mine, including, but not limited to, the rights to look for, test, work, mine, excavate, raise, clean, stockpile, store, leased substances, to excavate pits, sink shafts, make, use and occupy openings, adits, tunnels, raises, rooms, stopes, slopes, winzes, and underground passages now existing or hereafter opened, strip seams, lodes, veins and beds, and erect, use and maintain on the property, such buildings, tipples, headframes, machinery, devises, wall, wells, presently appurtenant (if any) or newly established water rights, roadways, housing, railroad tracks, shops, ditches, dams ponds, reservoirs, pipes, power and communication lines, and without limitation, all other necessary structures and facilities, and from time to time to relocate on the Dragon Mine all or any part of said improvements as lessee may deem desirable or necessary in its operations.

         2. TITLE: It is acknowledged that the recorded deeds of the Dragon Mine are set forth in Exhibit "B" attached to this Agreement. CSM guarantees the title as CSM may now hold or hereafter acquire and will protect Atlas from any conflicts that may result in the title as disclosed herein. Atlas retains the right to acquire a title insurance policy or to perform a search of the records as recorded in the county of Juab, Utah, at Atlas' expense.

         3. PAYMENTS AND ROYALTY: In consideration for CSM's grant above and in consideration of the other terms and conditions of this Agreement, Atlas agrees to make the payment and to pay the following consideration:

         3.1 At the execution of this Agreement Atlas will issue 400,000 shares of Atlas Mining Company common stock in favor of CSM. Said stock will be restricted in nature, and subject to the rules of section 144 of the Securities Exchange Commission.

         3.2 If the Agreement remains in effect, on or before the yearly anniversary of the date herein, and on every anniversary thereafter, Atlas will issue 100,000 shares of Atlas Mining Company common stock to the favor of CSM for a one year extension of the Agreement.

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         3.3 If Atlas sells any product from the Dragon Mine during the period of the Agreement, then Atlas will pay to CSM a 3% royalty of the gross sales. All sales royalties are payable in cash and will be paid within thirty (30) days after receipt of payment to Atlas. Any royalties not timely paid, shall bear interest at the Bank of America prime rate then in effect plus 2%.

         3.4 If Atlas sales of any product from the Dragon Mine should reach One Million Dollars ($1,000,000.00) during any one year period of this Agreement, then Atlas may purchase the Dragon Mine from CSM for Five hundred Thousand Dollars ($500,000.00).

         4. TERM: The term of this Agreement is one year from the date first above written subject to Atlas' right to terminate earlier. Atlas shall have the sole option to renew this Agreement for additional one (1) year periods by giving CSM written notice at least twenty (20) days prior to the anniversary date of this Agreement, and satisfaction of paragraph 3.2 above.

         5. POSSESSION: Atlas shall during the term of this Agreement have the right to possession and control of the Dragon Mine for the purposes stated herein.

         6. MANNER OF WORK AND CONFORMITY WITH THE LAWS: Atlas agrees in all of its possession, control, and operations under this Agreement, that it shall conduct the same in a miner-like fashion and shall comply with all local, state, and federal laws and regulations.

         7. LIENS: Atlas shall suffer no liens to attach to the property. Should such liens attach, Atlas shall immediately provide CSM with notice of the same and shall undertake and diligently pursue the release of said liens. Atlas shall within thirty (30) days after the filling of such liens against the property obtain the release of same or post a bond or other means as provided by the law. In no case shall Atlas fail to pay a lien and jeopardize loss of CSM's title. However, if Atlas should at any time have fully performed its duties under section 3. above, then with the prior written consent of CSM, which consent shall not be unreasonably withheld, Atlas may be allowed liens attach to the property, but only for the purposes of securing financing.

         8. REMEDIATION: All disturbance caused by Atlas will be reclaimed in the manner specified in any permits required for the operation or any pertinent laws currently in force or put into force in the future.

         9. INSURANCE: Atlas shall continuously maintain in effect a comprehensive general liability insurance policy in an amount no less than one million dollars ($1,000,000.00). Said policy shall provide converges acceptable to the general risks related to or expected under the control and operation of the Dragon Mine. A copy of the policy shall be issued for the benefit of CSM within 14 days of the date herein.

         10. TAXES: All real-estate taxes that may be assessed on the property shall become the responsibility of Atlas during the term of the Agreement. Taxes due for the year 2001 will be split between Atlas and CSM on a pro-rata basis. Any other taxes that may be assessed due to the operations of and or maintenance of the property will be born by Atlas. This shall not be construed to require Atlas to pay CSM's proportionate share of any net profits tax on the productions royalty, or CSM's income tax obligations.

         11. INSPECTION: CSM shall have the right to enter and to inspect the property at all reasonable times, so long as such inspection does not unreasonably interfere with Atlas's operations.

         12. INDEMNIFICATION: Atlas agrees to indemnify and hold CSM harmless from any and all liability and claims, including reasonable attorney fees, which may arise out of Atlas's possession, operations and activities under this Agreement.

         13. FORCE MAJEURE: If Atlas shall be prevented from performing any of the Agreement hereunder, by any act or neglect of CSM or by strikes, lockouts, fire, unusual delay in transportation, orders of the Government, or any duly constituted instrumentality thereof, unavoidable causalities, or any causes beyond the control of Atlas , such delay shall not be deemed a breach of this Agreement or a default on the part of Atlas constituting a cause for termination. Depressed prices shall constitute a force majeure when the minerals produced are salable only at abnormally low prices.

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         It is expressly stipulated and agreed that Atlas shall promptly notify
CSM in writing of the commencement of or termination of any claimed force majeure, and the term of this Agreement shall be extended for a term equal to the period thereof.

         14. DEFAULT: Either party shall have the duty to provide the other with written notice specifying any claimed default. Upon receipt of notice of default the recipient of a notice of default shall have thirty (30) days to undertake and diligently prosecute the cure of any such default. If the recipient disagrees as to the existence of any default, it shall immediately provide the other party with written notice of each and every reason it claims it is not in default.
         In the case the parties are unable to amicably resolve any dispute with respect to a default, either party may seek a judicial determination of the respective rights of the parties, including termination. Attorney fees of each party are the each party's responsibility.

         15. TERMINATION AND SURRENDER OF THE PROPERTY: Upon termination of this Agreement, Atlas shall have one hundred twenty (120) days to remove any equipment and fixtures it placed on the property. Fixtures may be removed only if their removal can be accomplished without damage to the premises. Any equipment and fixtures not removed shall be deemed to be the property of CSM.

         16. NOTICE: Any notice required to be given under this Agreement shall be sufficiently given upon deposit of said notice, postage paid, return receipt requested, to the address of the parties listed below or such other address as they may provide to the other party:

Conjecture Mines, Inc.              Atlas Mining Company
905 Pines Road, Suite A             P. O. Box 968
Spokane, WA  99206                  Osburn, ID  83849

         17. INUREMENT: This Agreement shall inure to the benefit of and be binding upon the successors and assignees of the parties. Atlas shall not assign its rights hereunder without the prior written consent of CSM. Such consent shall not be unreasonably withheld.

         18. GOVERNING LAW: The Agreement shall be governed by the laws of the state of Idaho.

         19. TITLES OF ARTICLES: The titles to the Articles hereof have been inserted for convenience only. Such titles are not to be considered as limiting or expanding or modifying in any other fashion the language of the Article following the same.

         20. NO WAIVER: No waiver by either party of any right herein shall be construed a waiver of any such right in the future or any other right in this Agreement.

         21. MEMORANDUM: Lessee and Lessor shall execute a Memorandum of this Agreement in a recordable form under the laws of the State of Utah to give notice to third parties of the rights granted hereunder. Either party may record such Memorandum. Neither of the parties hereto shall or may record this Agreement.

         22. OBLIGATIONS OF GOOD FAITH: All obligations and covenants set forth in this Agreement shall be subject to an obligation of good faith in the performance or enforcement hereof. "Good Faith" means honesty in fact in the conduct or transaction concerned.

         23. SOLE AGREEMENT: This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and all prior written or oral agreements or understandings between the parties hereto, are incorporated in and superseded by this Agreement. No modifications or alterations of the terms of this Agreement shall be binding unless in writing and executed subsequent to the date hereof by both parties. In the case of any modifications hereunder an Amended Memorandum of this Agreement may be executed on a form sufficient under the laws of the state of Utah and recorded in Juab county. Time is of the essence of this Agreement.

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         In witness whereof, the parties hereto have duly executed the Agreement as of the day and Year first above written.


Conjecture Silver Mines, Inc.                        Atlas Mining Company

By: ______________________                           By:_______________________
President                                            President

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